Exhibit 99.1

PRESS RELEASE

ESCALADE ANNOUNCES EXECUTIVE MANAGEMENT CHANGE

Evansville, IN (December 7, 2015) Escalade, Incorporated (NASDAQ: ESCA) announced today that the Escalade Board of Directors appointed David L. Fetherman as Escalade’s Chief Executive Officer and President effective immediately. Mr. Fetherman, age 57, has served as President, Escalade Sports since April, 2012, and he will continue in that role in addition to being Chief Executive Officer. Mr. Fetherman previously served as Vice President, Sales, Escalade Sports since October, 2007.

Mr. Fetherman will replace Robert J. Keller, who has resigned from all of his positions with Escalade, including as Chief Executive Officer and President, and as a director.

In conjunction with these executive management changes, Escalade’s Board of Directors also appointed Mr. Fetherman as a director of Escalade to fill the vacancy created by Mr. Keller’s resignation. None of these changes impact or in any way relate to the financial statements or reporting of Escalade or its subsidiaries.

Escalade’s Board of Directors said “We thank Bob Keller for his service and many contributions to Escalade over the last eight years and for his assistance in transitioning his responsibilities to Dave Fetherman. We wish Bob the best in all his future endeavours.” Mr. Keller stated that “Dave Fetherman has been an integral part of Escalade’s Sporting Goods team and he will now play an even greater role as Escalade seeks to continue to grow its Sporting Goods business. We anticipate a smooth transition in the Company’s business and financial operations as Dave assumes his expanded role. Escalade’s customers can expect our continued high level of service and quality under Dave’s leadership.”

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President, Corporate Development and Investor Relations, at 812/467-1358.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, risks relating to changes to our management team, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade’s ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in foreign currency exchange rates, changes in the securities markets, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Copies of these filings are available from the Company and on the SEC’s website at www.sec.gov. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this press release.